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                                                                    EXHIBIT 12.1

                              EL PASO CORPORATION

                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                                                                        FOR THE QUARTER
                                                                                                             ENDED
                                                               FOR THE YEAR ENDED DECEMBER 31,             MARCH 31,
                                                          ------------------------------------------    ----------------
                                                           1996     1997    1998      1999     2000      2000     2001
                                                          ------   ------   -----    ------   ------    ------   -------
Earnings
  Pre-tax income (loss) from continuing operations......  $1,119   $1,176   $ 174    $  350   $1,774     $488     $(425)
  Minority interest in consolidated subsidiaries........      --       32      60        93      204       42        62
  Income from equity investees..........................      --     (208)   (212)     (303)    (387)     (68)     (100)
                                                          ------   ------   -----    ------   ------     ----     -----
  Pre-tax income (loss) from continuing operations
    before minority interest in consolidated
    subsidiaries and income from equity investees.......   1,119    1,000      22       140    1,591      462      (463)
  Fixed charges.........................................     676      745     835       999    1,333      317       387
  Distributed income of equity investees................      --      114      96       194      316       51        39
  Capitalized interest..................................     (15)     (24)    (36)      (64)     (82)     (18)      (20)
  Minority interest
    Preferred stock dividend requirements of
      consolidated subsidiaries.........................      (2)     (47)    (71)      (77)     (89)     (23)      (19)
    Fixed charges of minority interest in consolidated
      subsidiaries......................................      --       --     (12)      (36)    (141)     (26)      (42)
                                                          ------   ------   -----    ------   ------     ----     -----
        Totals earnings available for fixed charges.....  $1,778   $1,788   $ 834    $1,156   $2,928     $763     $(118)
                                                          ======   ======   =====    ======   ======     ====     =====
Fixed charges
  Interest and debt expense.............................  $  631   $  655   $ 710    $  834   $1,027     $253     $ 312
  Interest component of rent............................      43       43      42        52       76       15        14
  Minority interest
    Preferred stock dividend requirement................       2       47      71        77       89       23        19
    Other minority interest in consolidated
      subsidiaries......................................      --       --      12        36      141       26        42
                                                          ------   ------   -----    ------   ------     ----     -----
        Total fixed charges.............................  $  676   $  745   $ 835    $  999   $1,333     $317     $ 387
                                                          ======   ======   =====    ======   ======     ====     =====
Ratio of earnings to fixed charges......................    2.63     2.40      --(1)   1.16     2.20     2.41        --(1)
                                                          ======   ======   =====    ======   ======     ====     =====

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(1) Earnings were inadequate to cover fixed charges by $1 million for the year ended December 31, 1998, and $505 million for the quarter ended March 31, 2001.

    For purposes of calculating these ratios: (i) "fixed charges" represent interest cost (exclusive of interest on rate refunds), amortization of debt costs, the estimated portion of rental expense representing the interest factor, pretax preferred stock dividend requirements of consolidated subsidiaries, and minority interests in consolidated subsidiaries; and (ii) "earnings" represent the aggregate of pre-tax income (loss) from continuing operations before adjustment for minority interest in consolidated subsidiaries and income from equity investees, fixed charges, and distributed income of equity investees, less capitalized interest, minority interest in consolidated subsidiaries, and preferred stock dividend requirement of consolidated subsidiaries.